EXHIBIT 11


                                    Computation of Earnings Per Share


                                                         Three Months Ended        Six Months Ended
                                                           September 30              September 30
                                                      -----------------------   -----------------------
                                                         1998         1997         1998         1997
                                                      ----------   ----------   ----------   ----------
Net Income applicable to common stock
 and common stock equivalents (in thousands)          $    1,321   $      969   $    2,435   $    1,807
                                                      ==========   ==========   ==========   ==========

Basic Earnings Per Share
------------------------

Average shares of common stock outstanding             9,041,000    8,640,527    9,022,484    8,907,145
                                                      ==========   ==========   ==========   ==========



Basic Earnings Per Share                              $     0.15   $     0.11   $     0.27   $     0.20
                                                      ==========   ==========   ==========   ==========



Fully Diluted Earnings Per Share
--------------------------------


Average shares of common stock outstanding - basic     9,041,000    8,640,527    9,022,484    8,907,145

Common stock equivalents of stock options
 and management recognition plans                        133,637       14,950      133,637       54,490
                                                      ----------   ----------   ----------   ----------


Average  shares of common stock outstanding            9,174,637    8,655,477    9,156,121    8,961,635
                                                      ==========   ==========   ==========   ==========


Fully Diluted Earnings Per Share                      $     0.15   $     0.11   $     0.27   $     0.20
                                                      ==========   ==========   ==========   ==========


NOTE:
The Company completed a conversion and reorganization, which included the exchange of previously outstanding shares for new shares of the stock holding company, Bayonne Bancshares, Inc. at an exchange ratio of 2.933 to 1. All historical share and per share information has been adjusted to reflect this change unless otherwise noted.


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